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                                                                  EXHIBIT 4.6(a)

               The American Materials and Technologies Corporation

                             STOCK OPTION AGREEMENT

                  THIS AGREEMENT is entered into as of the 9th day of May, 1995, by and between The American Materials and Technologies Corporation, a California corporation (the "Company") with its principal office at 5632 Soledad Mountain Road, La Jolla, California 92037, and Paul W. Pendorf ("Employee").

                                    Recitals

                  The Board of Directors ("the Board") regards Employee as a key employee and has determined that it would be in the best interests of the Company and its stockholders to grant the option provided for herein to Employee as an inducement to become employed by, or to remain in the service of, the Company and as an incentive for productive efforts during such service.

                  NOW, THEREFORE, the parties agree:

                  1. Grant of Option. The Company hereby grants to Employee the right and option to purchase under the terms of this Agreement all or any part of an aggregate of 75,000 shares of the Company's common stock ("Stock"). These options are intended to be "incentive stock options" within the meaning of
Section 422A of the Internal Revenue Code to the maximum extent permitted by the Code. Employee is advised to consult his or her personal advisor concerning the federal and state income tax consequences of this option.

                  2. Option Price. The option price for the shares of Stock covered by this Agreement shall be $1.00 per share ("Option Price").

                  3. Exercise of Option. Employee may exercise this option with respect to all or any part of the shares of Stock then subject to purchase under this option by (i) giving the Company written notice of such exercise specifying the number of shares of Stock as to which such option is so exercised, and (ii) delivering to the Company (a) cash equal to the Option Price for such shares,
(b) shares of Stock owned by the Employee in a form acceptable to the Committee, or (c) a combination of such Stock or cash; except that the Committee in its sole discretion may require that payment be made solely by delivering cash equal to the option price of the shares as to which the option is exercised.

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                  4. Conditions of Exercise. The Employee's right to exercise this option shall be subject to and limited by the following conditions:

                         (1)  This option shall become exercisable as
follows: 25,000 shares on the first anniversary of the Company's initial public offering (if and only if that occurs), 25,000 shares on the second anniversary of the Company's initial public offering, 25,000 shares on the third anniversary of the Company's initial public offering.

                         (2)  The options shall not be exercisable if
and to the extent the Committee determines that such exercise would be in violation of applicable state or federal securities laws or the rules and regulations of any securities exchange on which the stock is traded. If the Committee makes such a determination, it shall use its best efforts to obtain compliance with such laws, rules or regulations. In making any determination hereunder the Committee may rely on an opinion of counsel for the Company.

                  If deemed appropriate by the Company's counsel, the share certificates issued hereunder will bear a legend restricting transfer in conformity with the Securities Act of 1933.

                         (3)  In the event the Company determines that
it is required to withhold or collect, as a result of any exercise of this option or as a result of the disposition of the shares of Stock acquired upon such exercise, any state or federal income or other tax, Employee agrees to make arrangements satisfactory to the Company to meet such withholding or collection requirements. Withholding may be paid by delivery of shares of Stock owned by the employee in form acceptable to the Committee.

                         (4) As soon as practicable after receipt of payment and
notice of exercise, without transfer or issue tax or other incidental expense to Employee (except incident to a transfer permitted by Section 6), the Company shall deliver to Employee at Company's principal office, or such other place as may be mutually acceptable to the Company and Employee, a certificate or certificates for the shares of Stock with respect to which exercise is made hereunder. Such shares, which shall be fully paid and non-assessable, shall be issued in the name of Employee, or, in the event the options granted hereby are properly exercised by some person other than Employee, such person. With the consent of the Committee such shares may be issued jointly in the name of Employee and one or more other persons specified by Employee.

                  5. Term of Option. This Agreement and all rights of Employee hereunder shall terminate at 5:00 p.m. Pacific Time on the tenth anniversary of issuance. Further, the option granted hereunder may be exercised only while Employee is in the
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employ of the Company, to the extent the option was exercisable at the date of termination, as follows:

                         (1)  within six months following termination
of employment on account of death or disability or by the Company without cause;

                         (2)  within three months following termination of
employment by the Company or by employee upon retirement after age 60; or

                         (3)  within 30 days following termination by
resignation (other than retirement after age 60) or by the Company for cause.

                  6. Nontransferability. The option granted hereby shall, during Employee's lifetime, be exercisable only by him or her, and neither such option nor any right thereunder shall be transferable by him or her by operation of law, or otherwise, except by will or the laws of descent and distribution.

                  7. Adjustment for stock splits, stock dividends and other unusual adjustment events. In the event of stock splits, stock dividends and other unusual adjustment events the Compensation Committee will make the appropriate adjustments in the option terms so as to leave the Employee's potential financial position unchanged.

                  8.  Miscellaneous.

                         (1)  Stockholder Rights.  Employee shall not have any
of the rights of a stockholder with respect to the shares of Stock subject to the option granted hereby, except to the extent the certificates for such shares shall have been issued upon the exercise of such option as provided for herein.

                         (2) Employment. Nothing in this Agreement shall confer
upon Employee any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate his or her employment at any time with or without cause.

                         (3)  Notices.  Any notices or communications by either
party to the other hereunder shall be given by first class mail, return receipt requested, addressed, if to the Company, at its principal office, and if to Employee, at:

                         William A. Timmerman
                         5632 Soledad Mountain Road
                         La Jolla, CA 92037
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Notices or communications shall be deemed given on the date of mailing. Either party may change its address for the receipt of notices or communications hereunder, provided notice of such change is given in advance to the other party in the manner provided in this paragraph.

                         (4)  Interpretation and Enforcement.  The
interpretation, constructions, performance and enforcement of this Agreement and the Plan shall be within the sole discretion of the Board, and its determination shall be conclusive and binding upon all interested parties.

                         (5)  Executors, Successors and Assigns. Subject to
terms and provisions of this Agreement, limiting the right of assignment, this Agreement shall be binding upon and inure to the benefit of the parties, their heirs, executors, successors and assigns.

                         (6)  Governing Law.  This Agreement, and all rights and
obligations hereunder, shall be governed by the laws of the State of California.

                  IN WITNESS HEREOF, this Agreement has been executed the year and date first herein above written.

                                                  /s/ Paul Pendorf
                                                  ----------------------------
                                                  Paul Pendorf


                                                  The American Materials and
                                                  Technologies Corporation

                                                  By: /s/ Steven Georgiev
                                                      -------------------------
                                                      Chairman